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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GTX Corp

We consent to incorporation by reference, in the Registration Statement of GTX Corp, Amendment No.3 to Form S-1 to be filed with the Commission on or about August 12, 2008, of our Report of Independent Registered Public Accounting Firm dated February 15, 2008 covering the financial statements of Global Trek Xploration as of December 31, 2007 and 2006 and for each of the years in the two year period then ended and for the period from September 10, 2002 (Inception) through December 31, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

LBB & Associates Ltd., LLP

LBB & ASSOCIATES LTD., LLP

August 12, 2008

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